Exhibit 99.1
April 27, 2009

GS Financial Corp. Announces First Quarter Results and
Declaration of Quarterly Dividend

Metairie, Louisiana – GS Financial Corp. (NASDAQ Global Market: GSLA) (the “Company”), the holding company for Guaranty Savings Bank (the “Bank”), reported earnings for the quarter ended March 31, 2009 of $378,000, or $0.30 per share diluted, compared with earnings of $126,000, or $0.10 per share diluted, for the same period in 2008, an increase of 200.0%.

“I was pleased with our performance for the first quarter,” said Stephen E. Wessel, President and CEO of GS Financial Corp. “We generated a record quarter over quarter increase in deposits as our bankers brought in an additional $30.6 million. Average loans also grew by over 7.3% from prior quarter, and our capital levels continued to be strong. More importantly, our income improved significantly as demonstrated by an increase in interest income of $401,000, non-interest income of $258,000, and net income of $252,000 from the same quarter in the prior year.”

Net interest income for the quarter ended March 31, 2009 was $1.9 million, which represents an increase of $383,000, or 25.7%, from $1.5 million for the same period in 2008. The Company’s net interest margin increased 14 basis points from 3.21% for the first quarter of 2008 to 3.35% for the same period in 2009. The increase in net interest margin is primarily due to decreased deposit costs that are attributable to the decrease in market rates of interest which occurred throughout 2008 and have been maintained into 2009.

Interest and dividend income for the three months ended March 31, 2009 was $3.4 million, an increase of $401,000, or 13.4%, from $3.0 million for the three months ended March 31, 2008.  This increase was due to the significant increase in the average balance of interest-earning assets from March 31, 2008 to March 31, 2009.

Interest expense for the three months ended March 31, 2009 was $1.5 million, an increase of $18,000, or 1.2%, from the same period in 2008. This is primarily due to the Company’s efforts to improve its funding mix throughout 2008 and continuing into 2009 by reducing its reliance on higher-cost sources of funds, such as certificates of deposit, and emphasizing attracting lower-cost transaction accounts while significantly increasing the average balance of deposits.

Non-interest income increased by $258,000, or 224.4%, from $115,000 in the first quarter of 2008 to $373,000 for the same period in 2009, primarily due to a significant increase in the gain on sales of residential loans in the secondary market primarily attributable to favorable mortgage loan interest rates. As a result of the increased activity, the Bank has expanded its mortgage banking operations by hiring additional mortgage originators.

Non-interest expense for the first quarter of 2009 was $1.7 million, up approximately $260,000, or 18.4%, from $1.4 million for the first quarter of 2008. President Wessel commented, “Our expenses have increased, however, the biggest components of non-interest expense included mortgage originator commissions, increased FDIC deposit insurance premiums, and legal expenses associated with the agreement we recently entered into with certain shareholders.”

Non-performing assets increased during the first quarter of 2009 from $2.5 million at December 31, 2008 to $2.8 million at March 31, 2009. The largest component of non-performing assets is a $1.4 million delinquent renovation loan that is secured by a multifamily dwelling located in the historic district of the French Quarter in New Orleans, LA, which went to Sheriff’s sale in April 2009 as expected. Management believes its allowance for loan losses is adequate to provide for any potential loan losses inherent in the loan portfolio and did not record a provision for loan losses in the first quarter of 2009.

Total Assets at March 31, 2009 were $251.0 million compared to $221.9 million at December 31, 2008, an increase of approximately $29.1 million, or 13.1%. Net loans increased $11.9 million, or 7.5%, in the first quarter of 2009 from $158.5 million at December 31, 2008 to $170.4 million at March 31, 2009. Deposit accounts increased approximately $30.6 million, or 21.9%, during the first quarter from $140.1 million to $170.7 million at December 31, 2008 and March 31, 2009, respectively. Borrowings from the Federal Home Loan Bank decreased from $52.0 million at December 31, 2008 to $49.9 million at March 31, 2009. Stockholders’ equity was 11.2% of total assets at March 31, 2009, down from 12.4% at December 31, 2008.

Albert J. Zahn, Jr., Chairman of the Board of Directors of GS Financial Corp. announced that the Board of Directors, at its meeting on April 21, 2009, declared a quarterly cash dividend of $0.10 per share. The dividend is payable to shareholders of record as of May 5, 2009 and will be paid on May 20, 2009.

Highlights of the first quarter of 2009 include:

•
Non-interest income for the first quarter of 2009 totaled $373,000, up $258,000 (224.4%) from $115,000 for the first quarter of 2008, primarily due to gains recognized on the sales of mortgage loans in the secondary market.

•	Net interest income increased by $383,000 (25.7%) from $1.5 million to $1.9 million for the quarters ended March 31, 2008 and March 31, 2009, respectively.

•
Average loans increased by $11.3 million (7.3%) during the first quarter of 2009 to $166.9 million at March 31, 2009, with the majority of the growth in real-estate secured loans, both residential and non-residential.

•
Deposits increased in the first quarter of 2009 by $30.6 million (21.9%) from $140.1 million at December 31, 2008 to $170.7 million at March 31, 2009. This includes $2.2 million (27.3%) of growth in non-interest bearing deposits.

•
Non-interest expense for the first quarter of 2009 totaled $1.7 million, up $260,000 (18.4%) from the same period in the prior year.  However, as the Company has grown during that period, non-interest expense as a percentage of average assets fell from 2.91% in the first quarter of 2008 to 2.86% in the first quarter of 2009.

FORWARD-LOOKING INFORMATION

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and non-interest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. In addition to risks and uncertainties described by the Company in prior filings with the SEC, other risks and uncertainties potentially impacting the Company are those related to the Company in its primary market area impacted by Hurricane Katrina, including the continuing effect of the storm and its aftermath on the Company's operating expenses and on the Company's borrowers and other customers. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

GS Financial Corp.
Condensed Consolidated Statements of Financial Condition

	March 31, 2009	December 31, 2008
($ in thousands)	(Unaudited)	(Audited)
ASSETS
Cash & Amounts Due from Depository Institutions	$ 2,917	$ 2,313
Interest-Bearing Deposits in Other Banks	6,315	569
Federal Funds Sold	8,532	323
Securities Available-for-Sale, at Fair Value	50,216	47,617
Loans, Net	170,364	158,523
Accrued Interest Receivable	1,556	1,612
Premises & Equipment, Net	5,763	5,756
Stock in Federal Home Loan Bank, at Cost	2,351	2,300
Other Real Estate	461	461
Real Estate Held-for-Investment, Net	434	436
Other Assets	2,094	1,960
Total Assets	$ 251,003	$ 221,870

LIABILITIES
Deposits
Interest-Bearing Deposits	$ 160,600	$ 132,145
Non-interest-Bearing Deposits	10,143	7,970
Total Deposits	170,743	140,115
FHLB Advances	49,853	52,002
Other Liabilities	2,395	2,195
Total Liabilities	222,991	194,312

STOCKHOLDERS' EQUITY
Common Stock - $.01 Par Value	$ 34	$ 34
Additional Paid-in Capital	34,548	34,546
Unearned RRP Trust Stock	(137)	(143)
Treasury Stock	(32,179)	(32,062)
Retained Earnings	25,653	25,404
Accumulated Other Comprehensive Income (Loss)	93	(221)
Total Stockholders' Equity	28,012	27,558
Total Liabilities & Stockholders' Equity	$ 251,003	$ 221,870

Selected Asset Quality Data
Total Non-Performing Assets	$ 2,796	$ 2,472
Non-Performing Assets to Total Assets	1.11%	1.11%

GS Financial Corp.
Condensed Consolidated Statements of Income
(Unaudited)

	For the Three Months Ended
	March 31,
($ in thousands, except per share data)	2009	2008
Interest and Dividend Income	$ 3,388	$ 2,987
Interest Expense	1,513	1,495

Net Interest Income	1,875	1,492
Provision for Loan Losses	-	-
Net Interest Income after Provision for Loan Losses	1,875	1,492

Non-interest Expense	1,676	1,416
Net Income before Non-interest Income and Income Taxes	199	76

Non-interest Income	373	115
Income before Tax Expense	572	191

Income Tax Expense	194	65
Net Income	$ 378	$ 126
Earnings Per Share - Basic	$ 0.30	$ 0.10
Earnings Per Share - Diluted	$ 0.30	$ 0.10

Selected Operating Data
Weighted Average Shares Outstanding	1,274,892	1,285,800
Return on Average Assets[1]	0.64%	0.26%
Non-interest Expense/Average Assets[1]	2.86%	2.91%
Net Interest Margin[1]	3.35%	3.21%
[1]Annualized

Contact:  Stephen F. Theriot, Chief Financial Officer, (504) 883-5528

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